UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

PULSE BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee computed on table below per Exchange Act Rules 14a‑6(i)(4) and 0‑11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11

(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

☐Fee paid previously with preliminary materials.

☐Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

PULSE BIOSCIENCES, INC.

3957 Point Eden Way

Hayward, CA 94545

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on May 14,  2020

Dear Pulse Biosciences, Inc. Stockholder:

You are cordially invited to attend our 2020 annual meeting of stockholders (the “Annual Meeting”), which will be held on May 14,  2020 at 8:00 a.m. Pacific Time.  Due to the coronavirus (COVID-19) outbreak, the Annual Meeting will be conducted virtually via live audio webcast.  You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PLSE2020.  Please have your notice or proxy card in hand when you visit the website.  During the Annual Meeting, stockholders will be asked to vote on the following proposals, as more fully described in the accompanying proxy statement:

1.To elect six directors from the nominees named in the accompanying proxy statement to hold office until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 8,  2020 as the record date for the Annual Meeting.  Only stockholders of record on April 8, 2020 are entitled to notice of and to vote at the Annual Meeting.   It is important that your shares are represented and voted at the Annual Meeting.  For specific voting instructions, please refer to the information provided in the proxy statement, together with your proxy card or the voting instructions you received with the proxy statement.

Your vote must be received by 11:59 p.m. Eastern Time, on Wednesday, May 13, 2020.  For specific voting instructions, please refer to the information provided in the proxy statement, together with your proxy card or the voting instructions you received with the proxy statement.  This proxy statement is being mailed to stockholders on or about April 16,  2020.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the virtual Annual Meeting, we request that you submit your vote via the Internet, telephone or mail.

Thank you for your continued support of Pulse Biosciences.

By Order of the Board of Directors,

Darrin R. Uecker

President and Chief Executive Officer

Hayward, California

April 14, 2020

-i-

TABLE OF CONTENTS

-ii-

PULSE BIOSCIENCES, INC.

____________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on May 14,  2020

____________________

GENERAL INFORMATION

We are providing you with this Proxy Statement and the enclosed form of proxy in connection with the solicitation by our Board of Directors for use at our 2020 annual meeting of stockholders (the “Annual Meeting”).    Due to the coronavirus (COVID-19) outbreak, the Annual Meeting will be conducted virtually via live audio webcast by visiting www.virtualshareholdermeeting.com/PLSE2020 on May 14,  2020 at 8:00 a.m. Pacific Time.    This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.    As used herein, “we,” “us,” “our,” “Pulse Biosciences,” or the “Company” refers to Pulse Biosciences, Inc., a Delaware corporation.

This Proxy Statement and the accompanying proxy card or voting instruction form will first be made available to our stockholders on or about April 16, 2020.    See the section titled, “Fiscal Year 2019 Annual Report and SEC Filings” for information on accessing our 2019 Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement.    You should read this entire Proxy Statement carefully.    Information contained on or that can be accessed through our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own.    The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card, or if available, voting by telephone or the Internet.    We have designated Darrin R. Uecker and
Sandra A. Gardiner to serve as proxies for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

Proposal 1: To elect six directors from the nominees named in this Proxy Statement to hold office until our 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

Proposal 2:  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the six directors nominated by our Board of Directors and named in this proxy statement; and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters.    The persons named on the proxy card intend to vote the proxy in accordance with their best judgment.    Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting.    We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 8,  2020, which we refer to as the record date, may vote at the Annual Meeting.    Each stockholder is entitled to one vote for each share of our common stock held as of the record date.    In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date.    Stockholders are not permitted to cumulate votes with respect to the election of directors.

A complete list of these stockholders will be available at www.virtualshareholdermeeting.com/PLSE2020 for ten days prior to the Annual Meeting.    A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record.    You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

Beneficial Owner.    You are a beneficial owner if, at the close of business on the record date, your shares were held by a brokerage firm, bank or other nominee and not in your name.    Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.”    As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.    Please see “What if I do not specify how my shares are to be voted?” for more information.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast.  You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on April 8, 2020 or if you hold a valid proxy for the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your notice or proxy card.  The live audio webcast will begin promptly at 8:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time.  Online check-in will begin at 7:45a.m. Pacific Time and you should allow ample time for the check-in procedures.

How do I ask questions during the Annual Meeting?

We are committed to ensuring our stockholders have the same rights and opportunities to participate in the Annual Meeting as if it been held in a physical location.  If you wish to submit a question during the meeting, you may log into www.virtualshareholdermeeting.com/PLSE2020 and enter your 16-digit control number.  Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.  Questions regarding personal matters are not pertinent to meeting matters and therefore will not be answered.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/PLSE2020.

How do I vote and what are the voting deadlines?

Stockholders of Record.    If you are a stockholder of record, there are several ways for you to vote your shares:

•

By mail.  If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope.  Sign your name exactly as it appears on the proxy card.  Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

•

By telephone or via the Internet.  You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card.  We recommend that you have your proxy card in hand when voting by telephone or via the Internet.  If you vote by telephone or via the Internet, you do not need to return a proxy card by mail.  Internet and telephone voting are available 24 hours a day.  Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on May 13,  2020.

•

Attend the Annual Meeting.  You may vote at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/PLSE2020.  Please have your notice or proxy card in hand when you visit the website.

Beneficial Owners.    If you are a beneficial owner of your shares, you will receive voting instructions from the broker, bank or other nominee holding your shares.    You should follow the voting instructions provided by your broker, bank or nominee in order to instruct your broker, bank or other nominee on how to vote your shares.    The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.    Shares held beneficially may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee giving you the right to vote the shares.

Whether or not you plan to attend the Annual Meeting, we request that you vote by proxy to ensure your vote is counted.    To vote, you will need the control number.    The control number will be included in the notice or on your proxy card if you are a stockholder of record, or included with your voting instructions received from your broker, bank or other nominee if you hold your shares of common stock in a “street name”.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.    Please be aware that you must bear any costs associated with your Internet access.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record.    If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;
•	entering a new vote by telephone or via the Internet by 11:59 p.m. Eastern Time on May 13, 2020;
•	delivering a written revocation to our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward CA 94545 by 8:00 p.m. Eastern Time on May 13, 2020; or
•	following the instructions at www.virtualshareholdermeeting.com/PLSE2020.

Beneficial Owners.    If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions on changing your vote.

What if I do not specify how my shares are to be voted?

Stockholders of Record.    If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of the six directors nominated by our Board of Directors and named in this Proxy Statement for a one-year term and until their successors are duly elected;
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•	In the discretion of the named proxies regarding any other matters properly presented for vote at the Annual Meeting.

Beneficial Owners.    If you are a beneficial owner and you do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter.    Under the rules of The Nasdaq Stock Market, brokers, banks and

other nominees do not have discretion to vote on non-routine matters such as Proposal 1 absent direction from you.    Therefore, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares on Proposal 1.

What constitutes a quorum, and why is a quorum required?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law.    The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.    As of the close of business on the record date of April 8,  2020, we had 20,869,443 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 10,434,722 shares of common stock must be represented at the Annual Meeting to constitute a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting.    Abstentions and broker non-votes will also count towards the quorum requirement.    If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting.    A broker non-vote occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.    Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal.    Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present and entitled to vote (Proposal 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of directors	Plurality of votes cast	No
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	Majority of the shares entitled to vote and present (including by proxy)	Yes

With respect to Proposal 1, you may vote FOR or AGAINST any of the nominees for election as a director, or you may ABSTAIN from voting on any nominee.    The election of directors requires a plurality vote of the shares of our common stock present  (including by proxy) at the Annual Meeting and entitled to vote thereon to be approved.    “Plurality” means that the nominees who receive the largest number of FOR votes are elected as directors.    As a result, any shares not voted FOR a particular nominee (whether as a result of a vote AGAINST, a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN.    If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 2.

Who will count the votes?

Broadridge Corporate Issuer Solutions, Inc. has been engaged to receive and tabulate stockholder votes.    Broadridge will separately tabulate FOR and AGAINST votes, abstentions, and broker non-votes.    Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials.    Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet by our personnel who will not receive additional compensation for such solicitation.    In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

Why hold an audio virtual Annual Meeting?

We decided to hold a virtual meeting this year because of the public health risks associated with gathering our management, directors and stockholders for an in-person meeting during the coronavirus (COVID-19) outbreak.  We believe this format will also allow for greater participation of our stockholders, particularly since our stockholders’ travel may be restricted due to COVID-19. Furthermore, our stockholders will be able to maintain the same rights and opportunities as they would have at an in-person meeting since they will have the opportunity to ask questions online.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting.    Final results also will be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) after the Annual Meeting.

What does it mean if I receive more than one set of printed materials?

If you receive more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts.    Please follow the voting instructions on each set of printed materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.    How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders.    This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders.    Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.    Any stockholders who object to or wish to begin householding may notify our Investor

Relations Department at 510-241-1077 or IR@pulsebiosciences.com or Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Beneficial owners may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals for 2021 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2021 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 17,  2020 except as may otherwise be provided in Rule 14a-8.    All such proposals must be in writing and received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2021 annual meeting of stockholders.    Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2021 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our Bylaws as in effect from time to time.    For the 2021 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, not later than the close of business on the 45th day nor earlier than the close of business on the 75th day before the one-year anniversary of the date on which we first mailed proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting.  However, if the 2021 annual meeting of stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the 2020 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2021 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2021 annual meeting of stockholders, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.    Please refer to the full text of our Bylaw provisions for additional information and requirements.    A copy of our current Bylaws has been filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and may be obtained by writing to our Corporate Secretary at the address listed in our proxy materials.

CORPORATE GOVERNANCE

Overview

Our Board of Directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served.    Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general.    We believe that good governance leads to high board effectiveness, promotes the long-term interests of our stockholders, strengthens the accountability of our Board of Directors and management and improves our standing as a trusted member of the communities we serve.

Board Leadership Structure

Our Board of Directors believes that the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals.    This allows our Board of Directors to have the flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and our Board of Directors’ assessment of our leadership from time to time.    Our Board of Directors believes that, at this time, it is in the best interests of our Company and our stockholders for Darrin R. Uecker to serve as our President and Chief Executive Officer and Robert W. Duggan to serve as Chairman of the Board of Directors.

Our Board of Directors has determined that the separation of the roles of Chairman of the Board of Directors and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing our Chairman to focus on leadership of the Board of Directors, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the members of our Board of Directors and the Chief Executive Officer.    The Chairman of the Board of Directors presides over all Board meetings and works with the Chief Executive Officer to develop agendas for meetings of the Board of Directors.    He also works with the Board of Directors to drive decisions about particular strategies and policies and, in concert with the independent committees of the Board of Directors, facilitates a performance evaluation process of the Board of Directors.

Given the separation of the roles of Chairman of the Board of Directors and Chief Executive Officer, the Board of Directors has not appointed a Lead Independent director.    In the absence of the Chairman at a meeting of the Board of Directors,  Mr. Uecker presides over the meeting, whereas during executive sessions of the independent directors, an independent director in attendance presides over the meeting and provides feedback from the executive session to the Chairman, Chief Executive Officer and other senior management.

The Board of Director’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing us, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, our stockholders, and other stakeholders.    Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise.    For example, our Audit Committee oversees, reviews and discusses with management and the independent auditor risks associated with our internal controls and procedures for financial reporting and the steps management has taken to monitor and mitigate those exposures; our Audit Committee also oversees the management of other risks, including those associated with credit risk.    Our Compensation Committee oversees the management of risks associated with our compensation policies, plans and practices.    Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and the composition and organization of the Board of Directors.    Management and other employees report to the Board of Directors and/or relevant committee from time to time on risk-related issues.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs.    Duggan, Clark, Levinson and Soni and Dr. Zanganeh, representing five of our six directors, is “independent” as that term is defined under the rules of The Nasdaq Stock Market and none of these directors has or has had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors also determined that Messrs.    Soni and Levinson, and Dr. Zanganeh, who comprise our Audit Committee, Messrs.  Soni and Levinson, who comprise our Compensation Committee, and Messrs.    Clark and Duggan, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules, including Rule 10A-3 of the Exchange Act, and the rules of The Nasdaq Stock Market.    In making this determination, our Board of Directors considered the relationships that each non-employee director has or has had with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

The Board of Directors believes that the independence of the members of the Board of Directors satisfies the independence standards established by applicable SEC rules and the rules of The Nasdaq Stock Market.

Director Nominations

Candidates for nomination to our Board of Directors are selected by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, and our Certificate of Incorporation and Bylaws.    The Nominating and Corporate Governance Committee evaluates all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees.    Our Board of Directors has adopted Corporate Governance Guidelines and the Nominating and Corporate Governance Committee has adopted Policies and Procedures for Director Candidates which sets out, among other things, that the Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity of experience (including age, gender, international background, race and professional experience), independence, area of expertise,  length of service, potential conflicts of interest, other commitments and the like.    The Nominating and Corporate Governance Committee considers the following minimum qualifications to be satisfied by any nominee to the Board of Directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board of Directors; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Based on the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

The Nominating and Corporate Governance Committee will consider director candidates who are proposed by our stockholders in accordance with our Bylaws, our Nominating and Corporate Governance Committee’s Policies and Procedures for Director Candidates and other procedures established from time to time by the Nominating and Corporate Governance Committee.  If you would like the Nominating and Corporate Governance Committee to consider a prospective director candidate, please follow the procedures in our Bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers, and directors.    Our code of business conduct is available on the Investor Relations page of our website at www.pulsebiosciences.com under “Corporate Governance.”    We will post amendments to or waivers of our code of business conduct on the same website.

Communication with the Board of Directors

Any stockholder communication with our Board of Directors or individual directors should be directed to Pulse Biosciences, Inc., c/o Corporate Secretary, 3957 Point Eden Way, Hayward, CA 94545.    The Corporate Secretary will forward these communications, as appropriate, directly to the director(s).    The independent directors of the Board of Directors review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time.    During fiscal year 2019, our Board of Directors held 5 meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

The names of our director nominees and directors, their ages as of December 31, 2019 and certain other information about them are set forth below:

Name	Age	Position
Darrin R. Uecker	54	President and Chief Executive Officer and Director
Robert W. Duggan	75	Chairman of the Board of Directors
Kenneth A. Clark	61	Director
Mitchell E. Levinson	59	Director
Manmeet S. Soni	42	Director
Mahkam Zanganeh, D.D.S.	49	Director

________________

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board of Directors, are described below.    There are no family relationships among any of our directors or executive officers.

Darrin R. Uecker has been our Chief Executive Officer and President and a director since September 2015.  Mr. Uecker has over 25 years of experience in the medical device field.    From January 2014 to September 2015, Mr. Uecker was the President and Chief Operating Officer of Progyny, Inc., a company that developed EevaTM, the world’s first automated time-lapse system for embryo selection during in-vitro fertilization.    From June 2009 to January 2014, Mr. Uecker was the Chief Executive Officer, and President and a Director of Gynesonics, Inc., a company that developed a novel medical device for the treatment of symptomatic uterine fibroids using ultrasound guided radiofrequency ablation.    Prior to that, Mr. Uecker served in a variety of executive level roles, including as a Senior Vice President at CyperHeart, Inc. (June 2008 to June 2009), a company that developed an external beam radiation platform for the treatment of heart arrhythmias, a Senior Vice President at Conceptus, Inc. (May 2007 to June 2008), and as Chief Technology Officer at RITA Medical Systems, Inc. (January 2004 to January 2007), a medical device oncology company focused on ablative therapies.  Mr. Uecker holds a M.S. degree in Electrical and Computer Engineering from the University of California at Santa Barbara.

Mr. Uecker was appointed as a director due to his practical experience and leadership in technical, research and development gained in leadership roles with life science companies developing technologies.

Robert W. Duggan has been a director and Chairman of the Board of Directors since November 2017.  Since 2016, Mr. Duggan has been Chief Executive Officer of Duggan Investments, Inc., a venture capital and public equity investment firm primarily focused on patient-friendly breakthrough solutions to complex diseases

of aging.    From September 2007 through the acquisition by AbbVie Inc. in May 2015, Mr. Duggan was a member of the board of directors of Pharmacyclics, Inc., a patient-friendly, science-based, employee-driven developer of small-molecule medicines for the treatment of cancers.    Mr. Duggan was also the Chairman and Chief Executive Officer of Pharmacyclics from September 2008 to May 2015 as well as its largest investor.    From 1990 to 2003, Mr. Duggan was Chairman of the board of directors of Computer Motion, Inc. From 1997 to 2003, Mr. Duggan also served as Chief Executive Officer of Computer Motion.    In June 2003, Computer Motion merged with Intuitive Surgical Inc. From 2003 to 2011, Mr. Duggan served on the board of directors of Intuitive Surgical.    Since December 2019, Mr. Duggan has served on the board of directors of Summit Therapeutics plc and was appointed its Executive Chairman in February 2020.  Mr. Duggan received a U.S. Congressman's Medal of Merit from Ron Paul in 1985 and in 2000 he was named a Knight of the Legion D’Honor by President Jacques Chirac of France.    He is a member of the University of California at Santa Barbara Foundation board of trustees.

Mr. Duggan was appointed as a director because of his significant combined service as Chief Executive Officer of two innovative health care companies and career spanning over 30 years as a venture investor and advisor for a broad range of companies, and extensive expertise in vision, strategic development, planning, finance and management.

Kenneth A. Clark has been a director since November 2017.  Mr. Clark has been a member of the law firm Wilson Sonsini Goodrich & Rosati, P.C. since 1993.  His practice has focused on strategic transactions in the biopharmaceutical industry for over 25 years.    Mr. Clark served on the board of directors of Pharmacyclics, Inc., from November 2012 through the acquisition by AbbVie in May 2015.  He holds a B.A. degree from Vanderbilt University and a law degree from the University of Texas at Austin.

Mr. Clark was appointed as a director because of his extensive experience in the biopharmaceutical industry and his more than 25 years of experience with growth enterprises.

Mitchell E. Levinson has served as a director since March 2019 and previously served as a director from January 2015 to November 2017.    Since October 2018,  Mr. Levinson has been a board member and Chief Technology Officer of Cerebrotech Medical Systems, Inc., a neurotechnology device company focused on the development of portable neurotechnology solutions that he co-founded during 2010.    Mr. Levinson also served as President and Chief Executive Officer of Cerebrotech Medical Systems from December 2010 to October 2018.  Prior to 2010, Mr. Levinson was the start-up Chief Executive Officer for Zeltiq Aesthetics Inc. where he became its first employee in 2005 and served as its president and its Chief Executive Officer from September 2005 until September 2009.    He continued with Zeltiq as Chief Scientific Officer from September 2009 through December 2010.    From March 2000 to September 2005, he served as Vice President of Research and Development of Thermage, Inc. (later renamed Solta Medical Inc.), a company engaged in cosmetic tissue tightening devices.    He is the inventor of 48 issued and numerous pending U.S. patents.  Mr. Levinson earned his B.S. in Mechanical Engineering from University of California at San Diego and holds an M.S in Computer Systems from the University of Phoenix.

Mr. Levinson was appointed as a director because he has over twenty-five years of progressive experience in product development and manufacturing engineering and he has many years of experience in medical device intellectual property, operations, clinical and regulatory strategy, commercial business development, sales training and marketing.

Manmeet S. Soni was appointed to our Board of Directors in November 2017. Since August 2019, Mr. Soni has been the Chief Financial Officer and Executive Vice President of Reata Pharmaceuticals, Inc., a pharmaceutical company focused on developing small molecule therapeutics for the treatment of severe life-threatening diseases.    Prior to joining Reata Pharmaceuticals, Mr. Soni was the Senior Vice President and Chief

Financial Officer of Alnylam Pharmaceuticals Inc. from May 2017 to August 2019.  From March 2016 to February 2017, Mr. Soni served as Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, when ARIAD was acquired by Takeda Pharmaceutical Company Limited.  Mr. Soni continued as an employee of ARIAD through May 2017.  Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie in May 2015, after which he supported AbbVie during the post-acquisition transition through September 2015.  He first joined Pharmacyclics in September 2012 as Corporate Controller and was promoted to serve as Principal Accounting and Financial Officer, Treasurer in August 2013, prior to being appointed as Chief Financial Officer and Treasurer in February 2014.  Prior to joining Pharmacyclics, Mr. Soni worked at Zeltiq Aesthetics Inc., a publicly held medical technology company as Corporate Controller.    Prior to Zeltiq,  Mr. Soni worked at PricewaterhouseCoopers in the life science and venture capital group.  Prior to that, he worked at PricewaterhouseCoopers India providing audit and assurance services.    Mr. Soni has served as a member of the board of directors of Arena Pharmaceuticals, Inc. since December 2018 and Summit Therapeutics plc since December 2019. Mr. Soni is a Certified Public Accountant and Chartered Accountant from India.

Mr. Soni was appointed as a director because of his extensive experience in the life sciences industry and his financial and accounting expertise.

Mahkam “Maky” Zanganeh, D.D.S. was appointed to our Board of Directors in February 2017.  Dr. Zanganeh is currently Founder, Chief Executive Officer and Director of Maky Zanganeh and Associates, an executive management and consulting firm founded in 2015.  Previously, from August 2012 to September 2015, she served as the Chief Operating Officer of Pharmacyclics Inc. She also served as Chief of Staff and Chief Business Officer of Pharmacyclics from December 2011 to July 2012 and Vice President, Business Development from August 2008 to November 2011.  Prior to joining Pharmacyclics Inc., Dr. Zanganeh served as President Director General (2007-2008) for the French government bio-cluster project initiative in France, establishing alliances and developing small life science businesses regionally.  From September 2003 to August 2008, Dr. Zanganeh served as Vice President of Business Development for Robert W. Duggan & Associates.  Dr. Zanganeh also served as worldwide Vice President of Training & Education (2002-2003) and President Director General for Europe, Middle East and Africa (1998-2002) for Computer Motion Inc. Dr. Zanganeh received a DDS degree from Louis Pasteur University in Strasbourg, France and MBA from Schiller International University in France.

Dr. Zanganeh was appointed as a director because of her years of executive and operational experience in the life sciences industry.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below.    The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pulsebiosciences.com under “Corporate Governance.” Our Board of Directors from time to time establishes additional committees to address specific needs.

The following table sets forth (i) the three standing committees of the Board of Directors, (ii) the current members of each committee, and (iii) the number of meetings held by each committee in fiscal year 2019:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth A. Clark			X (chair)
Robert W. Duggan			X
Mitchell E. Levinson (1)	X	X
Manmeet S. Soni	X (chair)	X (chair)
Darrin R. Uecker
Mahkam Zanganeh, D.D.S. (2)	X
Number of Meetings Held during 2019	4	1	1

________________

(1)  Mr. Levinson was appointed to the audit committee on March 18, 2019 and to the compensation committee on February 13, 2020.

(2)   Dr. Zanganeh also served on the compensation committee from January 11, 2019 until February 13, 2020. She rejoined the audit committee on December 12, 2019.

Our Corporate Governance Guidelines set out that all directors are expected to attend our annual meeting of stockholders.    All of the current Board members who were members of the Board at our 2019 annual stockholder meeting attended such meeting.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance.    Our Audit Committee is responsible for, among other things:

•	reviewing and monitoring our corporate financial reporting and the external audit;
•	providing to our Board of Directors the results of its observations and recommendations derived therefrom;
•	outlining to our Board of Directors improvements made, or to be made, in internal accounting controls; selecting and supervising the independent auditors;
•	preparing the Audit Committee’s report required by the SEC rules to be included in this Proxy Statement; and
•

providing to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial, reporting and compliance matters that require the attention of our Board of Directors.

The members of our Audit Committee are Messrs.    Soni and Levinson and Dr. Zanganeh.  Mr. Soni serves as our Audit Committee chair.    Our Board of Directors has determined that each member of our Audit Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.  We believe that the composition of our Audit Committee meets the requirements for independence under, and the functioning of our Audit Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.  In addition, our Board of Directors has determined that Mr. Soni meets the financial literacy requirements under the rules of The Nasdaq Stock Market and the SEC and that he qualifies as Audit Committee financial expert as defined under SEC rules and regulations.

Compensation Committee

Our Compensation Committee oversees our corporate compensation policies, plans and programs.    Our Compensation Committee is responsible for, among other things:

•

reviewing and approving, or commending to our Board of Directors for approval, corporate goals and objectives relevant to our Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving, or recommending to our Board of Directors for approval, the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Compensation Committee or our Board of Directors, as applicable, deem appropriate;

•

reviewing and approving, or making recommendations to our Board of Directors with respect to, non-Chief Executive Officer compensation, and incentive-compensation and equity-based plans that are subject to our Board of Director’s approval;

•	providing oversight of our compensation policies and plans and benefits programs, and overall compensation philosophy;
•	administering our equity compensation plans for its executive officers and employees and the granting of equity awards pursuant to such plans or outside of such plans; and
•	preparing the report of the Compensation Committee required by the rules and regulations of the SEC.

The members of our Compensation Committee are Messrs.  Soni and Levinson.    Mr. Soni serves as the chair of our Compensation Committee.    Our Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.  We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors.    Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and making recommendations to our Board of Directors on matters concerning corporate governance;
•	reviewing and making recommendations to our Board of Directors on matters regarding the composition of our Board of Directors;
•	identifying, evaluating and nominating candidates for our Board of Directors; and

•	recommending appointments to committees of our Board of Directors and chairpersons for such committees.

The members of our Nominating and Corporate Governance Committee are Messrs.    Clark and Duggan.    Mr. Clark serves as chair of our Nominating and Corporate Governance Committee.    Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.

Director Compensation

Employee directors are not compensated for Board of Directors services in addition to their regular employee compensation.

For 2019, the non-employee members of the Board of Directors were compensated as follows:

Cash compensation: Each non-employee member of the Board received the following cash compensation (the “Retainer Cash Payments”):

(1) an annual retainer for each member of the Board of $35,000 paid in equal quarterly installments;

(2) the members of our Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive an additional annual retainer of $7,500, $5,000, and $4,000, respectively, for their service on each committee;

(3) the Chair of the Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive annual retainers of $15,000, $10,000, and $8,000, respectively; and

(4) the Chairman of the Board was eligible to receive an additional annual retainer of $18,000.

We reimbursed our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Each non-employee director may elect to convert all or a portion of his or her Retainer Cash Payments into a number of options (the “Retainer Option,” and such election, a “Retainer Option Election”).  The number of shares subject to a Retainer Option will be equal to (i) the product of (A) the dollar value of the aggregate Retainer Cash Payments that the non-employee director elects to forego over the course of a specified period covered by a Retainer Option Election in favor of receiving a Retainer Option multiplied by (B) three, divided by (ii) the fair market value of a share on the date of grant of the Retainer Option, provided that the number of shares covered by such Retainer Option shall be rounded to the nearest whole share.

Equity Compensation: Each new non-employee director received a stock option grant to purchase 35,000 shares of the Company’s common stock under the terms of the then in effect equity compensation plan.    These initial awards would vest over three years, with one-third of the shares subject to the option vesting on the one-year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continued to serve as a director through each vesting date.  In addition, each non-employee director was eligible to automatically received an annual stock option grant to purchase 15,000 shares of our common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held after such non-employee director received his or her initial award, provided such non-employee director continued to serve as a director through such date.  Such annual awards vest monthly over one year, provided such non-employee director continued to serve as a director through each vesting date.

In the event of a “change in control,” the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met, provided the non-employee director remains a director through the date of such change in control.

The following table sets forth information concerning compensation paid or earned for services rendered to us by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2019.    Compensation paid to Mr. Uecker is included in the section entitled, “Executive Compensation” and excluded from the table below:

Name	Fees earned or paid in cash ($)	Option Awards ($)(1)	Total ($)
Kenneth A. Clark	5,000	201,834	206,834
Robert W. Duggan	4,167	230,551	234,718
Thomas J. Fogarty, M.D.(2)	5,625	209,444	215,069
Mitchell E. Levinson(3)	28,333	519,161	574,494
Manmeet S. Soni	7,083	235,097	242,180
Mahkam Zanganeh, D.D.S.(4)	6,250	195,134	201,834

________________

 (1)  Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718.  These amounts do not correspond to the actual value that will be realized.  The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2)   Mr. Fogarty served on the compensation committee until January 11, 2019 and the audit committee until December 12, 2019. He resigned from our Board of Directors on December 17, 2019.

(3)   Mr. Levinson rejoined the Board of Directors and audit committee on March 18, 2019 and rejoined the compensation committee on February 13, 2020.

(4)   Dr. Zanganeh served on the compensation committee from January 11, 2019 until February 13, 2020. Dr. Zanganeh rejoined the audit committee on December 12, 2019.

The aggregate number of shares subject to stock options outstanding and exercisable at December 31, 2019 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2019	Aggregate Number of Stock Options Exercisable as of December 31, 2019
Kenneth A. Clark	107,831	76,768
Robert W. Duggan	112,568	79,893
Thomas J. Fogarty, M.D. (1)	109,204	77,738
Mitchell E. Levinson (2)	50,000	8,750
Manmeet S. Soni	112,880	79,860
Mahkam Zanganeh, D.D.S.	121,574	107,107

________________

 (1)  Mr. Fogarty resigned from our Board of Directors on December 17, 2019.

(2)    Mr. Levinson rejoined the Board of Directors on March 18, 2019.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has nominated Kenneth A. Clark, Robert W. Duggan, Mitchell E. Levinson, Manmeet S. Soni, Darrin R. Uecker, and Mahkam Zanganeh for election at the Annual Meeting to terms expiring at the 2021 annual meeting of stockholders.    Please refer to “Board of Directors and Committees of the Board” section above for the nominees’ biographies.

The six nominees receiving the highest number of votes will be elected at the Annual Meeting.    In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy.    As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Summary information regarding our nominees is set forth below.

Name	Age	Position	Director Since
Kenneth A. Clark	61	Member, Wilson Sonsini Goodrich & Rosati, P.C.	2017
Robert W. Duggan	75	Chairman, Pulse Biosciences, Inc. and Chief Executive Officer of Duggan Investments, Inc.	2017
Mitchell E. Levinson	59	Chief Technology Officer, Cerebrotech Medical Systems, Inc.	2019
Manmeet S. Soni	42	Chief Financial Officer, Reata Pharmaceuticals, Inc.	2017
Darrin R. Uecker	54	Chief Executive Officer, Pulse Biosciences, Inc.	2015
Mahkam Zanganeh, D.D.S.	49	President, Maky Zanganeh and Associates	2017

There is no family relationship among any of the nominees, directors and/or any of our executive officers.    Our executive officers serve at the discretion of the Board of Directors.    Further information about our directors, is provided in the “Board of Directors and Committees of the Board” section above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR”

ALL SIX NOMINEES TO SERVE AS OUR DIRECTORS

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2020 and recommends that stockholders vote in favor of the ratification of such appointment.    Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2019.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise.    The Board of Directors, however, is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.    If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm.    Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP representatives are expected to attend the Annual Meeting virtually.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal.    You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal.    Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal.    Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AUDITOR SERVICES AND FEES

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.    These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.    Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget.    The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date.    In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Change in Auditor

On April 6, 2018 (the “Effective Date”), at the direction of the Audit Committee, we notified Gumbiner Savett Inc. (Gumbiner) that we were terminating Gumbiner’s engagement as the Company’s independent registered public accounting firm, effective as of the Effective Date.

Gumbiner’s report on our consolidated financial statements for our fiscal year ended December 31, 2017 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2017 and the subsequent interim period through April 6, 2018, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, with Gumbiner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gumbiner, would have caused it to make reference to the subject matter of the disagreements in connection with their reports.

We requested that Gumbiner furnish a letter addressed to the SEC stating whether it agrees with the above statements.    A copy of Gumbiner’s letter dated April 6, 2018 is attached as Exhibit 16.01 to the Current Report on Form 8-K filed with the SEC on April 11, 2018.

On April 6, 2018, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, effective April 6, 2018.    During the Company’s fiscal year ended December 31, 2017 and the subsequent interim period through April 6, 2018, neither us nor anyone acting on our behalf consulted with Deloitte & Touche LLP regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Auditor Fees

The following table sets forth the approximate aggregate fees billed to the Company by Deloitte & Touche LLP in fiscal years 2019 and 2018 (in thousands):

Fee Category	2019	2018
Audit Fees	$415	$170
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	22	13
Total	$437	$183

Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10‑Q.

Audit-Related Fees:  none.

Tax Fees: none.

All Other Fees consisted of expenses reimbursements and the subscription to an online technical tool.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Deloitte & Touche LLP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us, where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below.    If advance approval is not feasible, then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting.    In approving or rejecting any such proposal, our Audit Committee considers the facts and circumstances available and deemed relevant by our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.    Our Audit Committee has reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that organization’s shares, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Retention of Wilson Sonsini Goodrich & Rosati, P.C.

On November 2, 2017, the Company appointed Kenneth A. Clark to the Board of Directors.  Mr. Clark is a member of the law firm of Wilson Sonsini Goodrich and Rosati, Professional Corporation
(Wilson Sonsini), which is also outside corporate counsel to the Company.  During the year ended December 31, 2019, the Company incurred expenses for legal services rendered by Wilson Sonsini totaling approximately $0.5 million.

We believe that our arrangements with Wilson Sonsini were on terms no less favorable to the Company than would have been available from unrelated law firms of similar size and stature.

Rights Offering

On April 6, 2020, we filed a Registration Statement on Form S-3 for a rights offering to fund our operations seeking to raise gross proceeds of approximately $30 million, assuming such rights offering is fully subscribed.  Robert W. Duggan, chairman of our Board of Directors and the beneficial owner of approximately

43% of our outstanding common stock as of April 8, 2020, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so.

Registration Rights Agreements

We are party to registration rights agreements and securities purchase agreements which provide, among other things, that certain holders of our outstanding common stock, including Robert W. Duggan and Mahkam Zanganeh, have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Other Transactions

We have granted stock options to our named executive officers and our directors.  See the sections titled “Director Compensation” and “Executive Compensation,” for a description of these stock options.  In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers.  We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 8,  2020 with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings or information provided to us by such person; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled, “Summary Compensation Table” under the section entitled, “Executive Compensation”; and (iv) all directors and executive officers as a group.    As of April 8,  2020, 20,869,443 shares of our common stock were issued and outstanding.    Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.    Unless otherwise noted below, the address of each stockholder listed on the table is c/o Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, California 94545.

Name and address of beneficial owner	Number of Shares Owned (1)	Right to Acquire Shares (2)	Total Beneficial Ownership	Percent of Class (3)
5% Stockholders:
Robert W. Duggan (4)	9,043,648	103,539	9,147,187	43.7%

Named executive officers and directors:
Kenneth A. Clark	—	98,802	98,802	(*)

Brian B. Dow (5)	—	231,713	231,713	1.1%
Robert W. Duggan (4)	9,043,648	103,539	9,147,187	43.7%
Edward A. Ebbers	33,704	75,650	109,354	(*)
Sandra A. Gardiner (6)	—	—	—	(*)
Mitchell E. Levinson	20,000	28,610	48,610	(*)
Manmeet S. Soni	—	103,851	103,851	(*)
Darrin R. Uecker	41,760	623,355	665,115	3.1%
Mahkam Zanganeh, D.D.S. (7)	469,074	121,574	590,648	2.8%

All executive officers and directors as a group (9 people)	9,608,186	1,387,094	10,995,280	49.8%

________________

 (*)  Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)   Excludes shares that may be acquired through the exercise of outstanding stock options or the vesting of restricted stock units or other equity awards.

(2)   Represents shares issuable within 60 days after April 8, 2020 upon vesting of restricted stock units or exercise of exercisable options and warrants; however, unless otherwise indicated, these shares do not include any equity awards awarded after April 8, 2020.

(3)   For purposes of calculating the Percent of Class, shares that the person or entity had a right to acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.

(4)   Based on information obtained from Mr. Duggan.  Includes 267,044 shares owned by Genius Inc., of which Mr. Duggan is the sole stockholder.

(5)   Mr. Dow separated from the Company on December 31, 2019. We have provided his ownership based on the information he has provided us.

(6)   Ms. Gardiner became our Chief Financial Officer on November 18, 2019.

(7)   Includes (a) 27,000 shares owned by Mahin Zanganeh, Dr. Zanganeh’s mother, (b) 14,000 shares are owned by Mahshad Zanganeh, Dr. Zanganeh’s sister, and (c) 95,574 shares owned by a dependent minor.

EXECUTIVE OFFICERS

Biographical data for our current executive officers, including their ages as of December 31, 2019 is set forth below, except Mr. Uecker’s biography, which is included under the heading, “Board of Directors and Committees of the Board” above.

Executive Officers

Sandra A. Gardiner, age 54, has been our Chief Financial Officer, Executive Vice President of Finance and Administration, Secretary and Treasurer, since November 2019. Prior to joining the Company, Ms. Gardiner served as Executive Vice President and Chief Financial Officer of Cutera, Inc., a global provider of laser, light, and other energy-based aesthetic systems, from July 2017 to November 2019. Previously, Ms. Gardiner served as Vice President, Finance and Chief Financial Officer of Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices, from April 2015 until it was acquired in April 2017. Ms. Gardiner has also been Chief Financial Officer of Aptus Endosystems, Inc., Ventus Medical, Inc., Vermillion, Inc. and Lipid Sciences, Inc. Earlier in her career, Ms. Gardiner served in roles of increasing responsibility at Cardima, Inc., Comac, Inc. and Advanced Cardiovascular Systems, Inc. Ms. Gardiner holds a Bachelor of Arts degree in Management Economics from the University of California, Davis.

Edward A. Ebbers, age 62, has served as our Executive Vice President and General Manager, Dermatology since January 2019.  Mr. Ebbers joined the Company in July 2016 as Vice President and General Manager, Dermatology.    Prior to joining the Company, Mr. Ebbers served as the Senior Vice President, Chief Commercial Officer of Soleno Therapeutics, Inc. (f/k/a Capnia, Inc.) from April 2015 to February 2016, and as Vice President, Worldwide Marketing, Ophthalmology Products at Clarity Medical Systems from September 2013 to April 2015. Previously, he also served as the Vice President and Chief Commercial Officer at Serene Medical, Inc. and held various marketing and sales roles of increasing responsibility in the development and launch of dermatology products at Zeltiq Aesthetics, Inc., and Thermage Inc., where he served as Vice President, Worldwide Marketing and Sales, and of pharmaceutical brands at Penederm, Inc., where he served as Vice President of Marketing and Sales.  His additional prior pharmaceutical company experience includes work at Syntex Laboratories and 3M Pharmaceuticals.  Mr. Ebbers holds a Bachelor of Business Administration from the University of Wisconsin-Eau Claire, and a Master of Business Administration from the University of Minnesota.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Members of the Compensation Committee

Manmeet S. Soni (Chair)
Mitchell E. Levinson

Executive Compensation

The following is a discussion and analysis of compensation arrangements of our named executive officers  (NEOs).    This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.  Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.    As an “emerging growth company” as defined in the Jumpstart Our Business Startups (JOBS) Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive.    Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2019 were as follows, who are comprised of (1) our principal executive officer, (2) our next two most highly compensated executive officers who were serving as executive officers as of December 31, 2019, and (3) a former executive officer:

•	Darrin R. Uecker, our chief executive officer and president and a director;
•	Sandra A. Gardiner, our chief financial officer, executive vice president finance and administration, treasurer and secretary;
•	Brian B. Dow, our former chief financial officer, senior vice president finance and administration, treasurer and secretary; and
•	Edward A. Ebbers, our executive vice president and general manager, dermatology.

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, our next two most highly compensated executive officers, who were serving as executive officers as of December 31, 2019, and a former executive officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Darrin R. Uecker President,	2019	461,000	72,608(2)	—	—	886,693(3)	1,420,301
Chief Executive Officer and Director	2018	461,000	106,837(4)	—	—	1,600	569,437
	2017	330,000	85,932(5)	4,988,584	8,220,643	888	13,626,047

Sandra Gardiner Executive Vice President, Finance and Administration and Chief Financial Officer	2019	50,000	40,000(6)	—	2,007,309	257	2,097,566

Brian B. Dow Former Senior Vice President,	2019	336,000(7)	—	—	—	102,212(8)	438,212
Finance and Administration and	2018	336,000	43,898(9)	—	—	1,495	381,393
Chief Financial Officer	2017	260,000	48,360(10)	—	1,792,040	888	2,101,288

Edward A. Ebbers Executive Vice	2019	300,000	55,800(12)	—	—	64,051(12)	419,851
President and General Manager, Dermatology	2018	252,083	49,538(13)	—	—	1,511	303,132

________________

(1)   Amounts shown represent the aggregate grant date fair value of the restricted stock units and option awards computed in accordance with FASB ASC Topic 718.  These amounts do not correspond to the actual value that will be realized by our named executive officers.  The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2)   Reflects Mr. Uecker’s cash bonus paid in March 2020 for 2019 achievement of performance objectives.

(3)   Includes $885,154 related to the release of stock awards.

(4)   Reflects Mr. Uecker’s cash bonus paid in February 2019 for 2018 achievement of performance objectives.

(5)   Reflects Mr. Uecker’s cash bonus paid January 2018 for 2017 achievement of performance objectives.

(6)   Ms. Gardiner became our Chief Financial Officer on November 18, 2019. Pursuant to the terms of Ms. Gardiner’s employment agreement, this amount represents Ms. Gardiner’s one-time signing bonus.

(7)   Mr. Dow served as our Chief Financial Officer until November 18, 2019.  Pursuant to the terms of Mr. Dow’s separation agreement, Mr. Dow received (i) payment of salary through to December 1, 2019; (ii) severance payments of twelve semi-monthly equal installments, which amount represents the sum of six months of Mr. Dow’s annual base salary; (iii) an additional severance payment of $100,800 as called for in Mr. Dow’s employment agreement; (iv) acceleration of vesting of the unvested portion of each equity award that would normally vest over twelve months from the date Mr. Dow separated from the Company; and (v) continuation of health insurance benefits (COBRA).

(8)   Includes $100,800 of additional severance payment per 7 (iii) above.

(9)   Reflects Mr. Dow’s cash bonus paid in February 2019 for 2018 achievement of performance objectives

(10)  Reflects Mr. Dow’s cash bonus paid January 2018 for 2017 achievement of performance objectives.

(11)  Reflects Mr. Ebbers’ cash bonus paid in March 2020 for 2019 achievement of performance objectives.

(12)  Includes $62,511 related to the release of stock awards.

(13)  Reflects Mr. Ebbers’ cash bonus paid in February 2019 for 2018 achievement of performance objectives.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our principal executive officer, our next two most highly compensated executive officers who were serving as executive officers as of December 31, 2019, and a former executive officer.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying outstanding options (#)			Option exercise price ($/sh)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable	Unexercisable and Unearned
Darrin R. Uecker	281,534(1)	—	—	4.00	9/20/2025	—	—	—	—
	302,000(2)	80,286	—	30.99	6/7/2027	—	—	—	—
	—	—	80,000(9)	11.82	8/28/2029	—	—	—	—

Sandra A. Gardiner (7)	—	103,842(3)	—	13.94	11/18/2029	—	—	—	—
	—	103,842(4)	—	13.94	11/18/2029	—	—	—	—

Brian B. Dow (7)	140,672(8)	—	—	4.00	12/31/2020	—	—	—	—
	91,041(8)	—	—	27.14	12/31/2020	—	—	—	—

Edward A. Ebbers	39,067(2)	17,092	—	4.68	7/13/2026	—	—	—	—
	21,250(2)	8,750	—	27.14	5/16/2027	—	—	—	—
	—	—	50,000(9)	11.82	8/28/2029	—	—	—	—
						5,432(5)	72,843	—	—

________________

 (1)  Stock option vests at the rate of 1/4th of the total number of shares subject to the option after one year and 1/16th per quarter for the following three years.

(2)   Stock option vests at the rate of 1/48th of the total number of shares over four years.

(3)   Stock option vests at the rate of 25% of the total number of shares subject to option after one year of employment and thereafter in equal amounts on an annual basis for the following three years.

(4)   Stock option vests based on the achievement of performance objectives, with vesting targets set at no less than 25% vesting per year upon achievement of said objectives.

(5)   10,863 restricted stock units were granted, of which, 50% vested on June 1, 2019 and the remaining 50% will vest on June 1, 2020.

(6)   The market value of unvested restricted stock units was calculated using the closing price of the Company’s common stock on Nasdaq on December 31, 2019.

(7)   Ms. Gardiner became our Chief Financial Officer on November 18, 2019.  Mr. Dow served as our Chief Financial Officer until November 18, 2019.

(8)   Mr. Dow’s stock options were fully vested in accordance with the separation agreement.

(9)   Performance stock option grants during the year ended December 31, 2019.

Narrative to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End

Employment Agreement with Darrin R. Uecker

We entered into an employment agreement with Mr. Uecker, our Chief Executive Officer and President and a director, on September 8, 2015.    The employment agreement has no specific term and constitutes at-will employment.  Mr. Uecker’s current annual base salary is $461,000.  Mr. Uecker was eligible for an annual target bonus in 2019 equal to 45% of his annual base salary, subject to achievement of performance objectives.  Mr. Uecker is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Uecker’s employment agreement provided him the right to receive an option to purchase shares of our common stock equal to 3% of our fully diluted equity as of September 8, 2015 (the “Uecker Start Date Option”), and the right to receive an option to purchase shares of our common stock subsequent to the completion of the then planned IPO such that, including the Uecker Start Date Option, Mr. Uecker would hold options to purchase shares equal to 3% of our post-IPO fully diluted equity (the “IPO Option”).    On October 5, 2016, Mr. Uecker and our Company entered into an amendment agreement (the “Uecker Amendment”), pursuant to which Mr. Uecker agreed to forgo receipt of the IPO Option until our stockholders approve a new equity incentive plan or an increase in the number of shares available under the Company’s 2015 Equity Incentive Plan.    Pursuant to the Uecker Amendment, in exchange for Mr. Uecker forgoing receipt of the IPO Option, Mr. Uecker received (i) an option grant to purchase 187,286 shares of our common stock, which is a number of shares equal to the number of shares he would have been entitled to receive upon completion of the IPO, and (ii) a restricted stock grant with a grant date fair value equal to the product of (A) (i) the exercise price per share of the deferral grant, less (ii) $4.00 per share, multiplied by (B) 187,286.    In the event of a change in control that precedes the aforementioned option grant while Mr. Uecker is still an employee of our Company, Mr. Uecker would be entitled to receive a cash bonus equal to the consideration he would have received as a holder of a vested option to purchase 187,286 shares of our common stock at an exercise price of $4.00 per share.

Pursuant to Mr. Uecker’s employment agreement, if we experience a change of control, as such term is defined in Mr. Uecker’s applicable option agreement, and Mr. Uecker remains an employee through the date of such change of control, the Uecker Start Date Option and IPO Option, to the extent outstanding and unvested, will fully vest and become exercisable.    The Uecker Start Date Option and IPO Option will be exercisable for a 10-year period after the start date of employment.

If we terminate Mr. Uecker’s employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Uecker’s compliance with certain restrictive covenants set forth in his employment agreement Mr. Uecker is entitled to receive (i) continuing payments of Mr. Uecker’s then-current base salary for a period of 12 months following his termination of employment, less applicable withholdings, (ii) accelerated vesting as to that portion of Mr. Uecker’s then outstanding and unvested options that would have vested had Mr. Uecker remained an employee for twelve months following his termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Uecker and his respective dependents until the earlier of (A) Mr. Uecker or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Uecker ceases to be eligible for coverage under COBRA.

As defined in Mr. Uecker’s employment agreement, “cause” means Mr. Uecker’s (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii)  gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Uecker owes an obligation of nondisclosure as a result of Mr. Uecker relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v)  continued failure to perform his employment duties after Mr. Uecker has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Uecker has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Uecker’s employment agreement, “good reason” means Mr. Uecker’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Uecker’s express written consent: (i) the assignment to Mr. Uecker of any duties beyond the generally recognized scope of employment of a company president and/or chief executive officer or the reduction of Mr. Uecker’s duties or the removal of Mr. Uecker from his position and responsibilities as president or chief executive officer, either of which must result in a material diminution of Mr. Uecker’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Uecker is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a reduction in Mr. Uecker’s base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr., Uecker’s base salary); or (iii) a material change in the geographic location of Mr. Uecker’s primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Uecker’s then present work location will not be considered a material change in geographic location.  Mr. Uecker will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Uecker pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Uecker will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Uecker has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Employment Agreement with Sandra A. Gardiner

We entered into an employment agreement with Ms. Gardiner, our Chief Financial Officer, Executive Vice President of Finance and Administration, Secretary and Treasurer of the Company, effective November 18, 2019.  The employment agreement has no specific term and constitutes at-will employment.    Ms. Gardiner’s current annual base salary is $400,000. Ms. Gardiner is eligible for an annual target bonus of up to 40% of her base salary,  subject to achievement of performance objectives.    Ms. Gardiner was provided a one-time signing bonus of $40,000, which shall be repayable if Ms. Gardiner resigns other than for Good Reason, as such term is defined in her employment agreement, or if Ms. Gardiner’s employment is terminated for Cause, as such term is defined in her employment agreement, before the 12-month anniversary of her start date, as such term is defined in her employment agreement.    Ms. Gardiner is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Ms. Gardiner’s employment agreement provided her the right to receive an option to purchase shares under the 2017 Equity Incentive Plan to acquire 207,684 shares of common stock (the “Option Shares”).    The Option Shares have the following the following vesting schedule:  A) Fifty percent of the options will vest at a rate of 25% on the first anniversary of Ms. Gardiner’s start date, as such term is defined in her employment agreement, and thereafter in equal amounts on annual basis over the three-year period starting with the first anniversary of the start date (as defined in her employment agreement); B) The other fifty percent of the options will vest based on the achievement of performance objectives, with vesting targets set at no less than 25%

vesting per year upon achievement of said objectives, established by the Compensation Committee of the Company’s Board of Directors.

If we terminate Ms. Gardiner’s employment for reasons other than  “Cause,” death, or disability or if she resigns for “Good Reason” as defined in her employment agreement, then, subject to her execution of a release of claims in our favor which will become effective by a certain date as defined in the employment agreement and Ms. Gardiner’s continued compliance with certain restrictive covenants set forth in her employment agreement Ms. Gardiner is entitled to receive (i) continuing payments of her then-current base salary for a period of 12 months following her termination of employment, prorated for the portion of the year served assuming 100% achievement, payable with the first severance payment, less applicable withholdings, (ii) accelerated vesting as to that portion of Ms. Gardiner’s then outstanding and unvested options that would have vested had she remained an employee for twelve months following her termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Ms. Gardiner and her respective dependents until the earlier of (A) Ms. Gardiner or her eligible dependents become covered under similar plans, or (B) the date upon which Ms. Gardiner ceases to be eligible for coverage under COBRA.

As defined in Ms. Gardiner’s employment agreement, “Cause” is defined as (i) Ms. Gardiner’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) Ms. Gardiner’s gross misconduct, (iii) Ms. Gardiner’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Ms. Gardiner owes an obligation of nondisclosure as a result of Ms. Gardiner’s relationship with the Company; (iv) Ms. Gardiner’s willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) Ms. Gardiner’s continued failure to perform Ms. Gardiner’s employment duties after Ms. Gardiner has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Ms. Gardiner has not substantially performed Ms. Gardiner’s duties and has failed to cure such non-performance to the Company’s satisfaction within thirty (30) business days after receiving such notice.

As defined in Ms. Gardiner’s employment agreement, “Good Reason” means Ms. Gardiner’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Ms. Gardiner’s express written consent: (i) the assignment to Ms. Gardiner of any duties beyond the generally recognized scope of employment of a company Chief Financial Officer or the reduction of Ms. Gardiner’s duties or the removal of Ms. Gardiner from Ms. Gardiner’s position and responsibilities as Chief Financial Officer, either of which must result in a material diminution of Ms. Gardiner’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the Ms. Gardiner is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a reduction in Ms. Gardiner’s Base Salary (except where there is a reduction applicable to the management team generally of not more than 10% of Ms. Gardiner’s Base Salary); or (iii) a material change in the geographic location of Ms. Gardiner’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Ms. Gardiner’s then present work location will not be considered a material change in geographic location.    Ms. Gardiner will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and providing a cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

In the event any payment to Ms. Gardiner pursuant to her employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Ms. Gardiner will receive such payment as would entitle her to receive the greatest after-tax benefit, even if it means that we pay her a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Ms. Gardiner has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Separation Agreement and Release with Brian B. Dow

Mr. Dow served as our Chief Financial Officer until November 18, 2019 and remained with us in an advisory capacity until December 31, 2019.  In connection with Mr. Dow’s departure, on December 31, 2019 (the “Separation Date”), the Company and Mr. Dow entered into a Separation Agreement and Release (the “Separation Agreement”).    Pursuant to the terms of the Separation Agreement, as consideration for non-disparagement obligations to the Company and a release of claims related to Mr. Dow’s employment with the Company, Mr. Dow will be entitled to, among other things: (i) payment of salary through the Separation Date; (ii) severance payments of twelve semi-monthly equal installments, which amount represents the sum of six months of Mr. Dow’s annual base salary; (iii) an additional severance payment of $100,800 as called for in Mr. Dow’s employment agreement; (iv) acceleration of vesting of the unvested portion of each equity award that would normally vest over twelve months from the Separation Date; and (v) continuation of health insurance benefits (COBRA).

Employment Agreement with Edward A. Ebbers

We entered into an employment agreement with Mr. Ebbers, our Executive Vice President and General Manager, Dermatology, on June 26, 2016. The employment agreement has no specific term and constitutes at-will employment.    Mr. Ebbers’ current annual base salary is $300,000. Mr. Ebbers was eligible for an annual target bonus in 2019 equal to 30% of his annual base salary, subject to achievement of performance objectives.  Mr. Ebbers is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Ebbers’ employment agreement provided him the right to receive an option to purchase shares of the Company’s Common Stock equal to 0.75% of the Company’s fully diluted equity as of June 26, 2016 (the “Ebbers Start Date Option”).    The Ebbers Start Date Option is exercisable for a 10-year period after the start date of employment.

If we terminate Mr. Ebbers’ employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Ebbers’ compliance with certain restrictive covenants set forth in his employment agreement, Mr. Ebbers is entitled to receive (i) continuing payments of Mr. Ebbers’ then-current base salary for a period of 6 months following his termination of employment, less applicable withholdings, (ii) Mr. Ebbers’ annual target bonus for the year of termination, prorated for the portion of the year served (iii) accelerated vesting as to that portion of Mr. Ebbers’ then outstanding and unvested options that would have vested had Mr. Ebbers remained an employee for twelve months following his termination date, and (iv) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Ebbers and his respective dependents until the earlier of (A) Mr. Ebbers or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Ebbers ceases to be eligible for coverage under COBRA.

As defined in Mr. Ebbers’ employment agreement, “cause” means Mr. Ebbers’ (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Ebbers owes an obligation of nondisclosure as a result of Mr. Ebbers relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) continued failure to perform his employment duties after Mr. Ebbers has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Ebbers has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Ebbers’ employment agreement, “good reason” means Mr. Ebbers’ resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Ebbers’ express written consent: (i) assignment to Mr. Ebbers of any duties beyond the generally recognized scope of employment of a company chief financial officer and senior vice president finance and administration or the reduction of Mr. Ebbers’ duties or the removal of Mr. Ebbers from his position and responsibilities as vice president and general manager, dermatology, either of which must result in a material diminution of Mr. Ebbers’ authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Ebbers is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a reduction in Mr. Ebbers’ base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr. Ebbers’ base salary); or (iii) a material change in the geographic location of Mr. Ebbers’ primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Ebbers’ then present work location will not be considered a material change in geographic location.  Mr. Ebbers will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Ebbers pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Ebbers will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Ebbers has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Equity Compensation Plan Information

The following table presents information about our equity compensation plans as of December 31, 2019:

60,011
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders (1)	2,860,011	16.53	1,438,483
Equity compensation plans not approved by security holders (2)	889,175	15.07	78,950

________________

 (1)  Includes the following plans: the 2017 Equity Incentive Plan (the “Equity Incentive Plan”) and the 2017 Employee Stock Purchase Plan (the “ESPP”).  Our Equity Incentive Plan provides that the number of shares available for issuance thereunder will be increased on the first day of each fiscal year beginning with the 2018 fiscal year in an amount equal to the least of (i) 1,200,000 shares, (ii) 4% of the outstanding shares of our common stock as of December 31 of the immediately preceding year, or (iii) such number of shares as determined by our Board of Directors.  On January 1, 2020, the number of shares available for issuance under the Equity Incentive Plan increased by 833,018 shares pursuant to these provisions.  This increase is not reflected in the table above.  Our ESPP provides that the number of shares available for issuance thereunder will be increased on the first day of each fiscal year beginning with the 2018 fiscal year in an amount equal to the least of (i) 450,000 shares, (ii) 1.5% of the outstanding shares of our common stock as of December 31 of the immediately preceding year, or (iii) such number of shares as determined by our Board of Directors.  For 2020, our Board of Directors determined not to increase the number of shares available for issuance under the ESPP.

(2)   Includes the 2017 Inducement Equity Incentive Plan (the “Inducement Plan”), which was adopted by our Board of Directors.  We have reserved 1,000,000 shares of our common stock for issuance pursuant to equity awards granted under the Inducement Plan.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Our Audit Committee is composed of “independent” directors, as determined in accordance with Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act.    The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors.    A copy of the charter can be found on the Company’s website at www.pulsebiosciences.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on our financial statements and internal control, and management’s process for assessing the adequacy of our system of internal control.    Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures.    The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.    The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Deloitte & Touche LLP, the independent auditors;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•

received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence.

In addition, the Audit Committee has regularly met separately with management and with Deloitte & Touche LLP, and further to the matters specified above, has discussed with Deloitte & Touche LLP the overall scope, plans, and estimated costs of its audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Members of the Audit Committee

Manmeet S. Soni (Chair)

Mitchell E. Levinson

Mahkam Zanganeh, D.D.S.

OTHER INFORMATION

Stockholder Proposals

Stockholder Proposals for 2021 Annual Meeting

The Nominating and Corporate Governance Committee’s Policies and Procedures for Director Candidates sets out that the Nominating and Corporate Governance Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least ten percent (10%) of the fully diluted capitalization of the Company continuously for at least twenty-four (24) months prior to the date of the submission of the recommendation.

The submission deadline for stockholder proposals to be included in our proxy materials for the 2021 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 17, 2020 except as may otherwise be provided in Rule 14a-8.    All such proposals must be in writing and received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2021 annual meeting of stockholders.    Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2021 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our Bylaws as in effect from time to time.    For the 2021 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, not later than the close of business on the 45th day nor earlier than the close of business on the 75th day before the one-year anniversary of the date on which we first mailed proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting.  However, if the 2021 annual meeting of stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the 2020 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2021 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2021 annual meeting of stockholders, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.    Please refer to the full text of our Bylaw provisions for additional information and requirements.    A copy of our current Bylaws has been filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and may be obtained by writing to our Corporate Secretary at the address listed in our proxy materials.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders.    This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders.    Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.    Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at IR@pulsebiosciences.com or Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Fiscal Year 2019 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K.  Our Annual Report and this Proxy Statement are posted on our website at www.pulsebiosciences.com and are available from the SEC at its website at www.sec.gov.    You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

*          *          *

The board of directors does not know of any other matters to be presented at the Annual Meeting.    If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold.    You are, therefore, requested to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Hayward, California

April 2020